Exhibit 99.2
Diodes, Inc. First Quarter 2009 Financial Results Script
Thursday May 7, 2009 @ 10:00am CST / 8:00am PST
Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Operator:
Good morning and welcome to Diodes Incorporated’s first quarter 2009 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday May 7, 2009. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ first quarter 2009 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 7, 2009. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally in the Company’s press release and during this conference call, management will discuss certain measures and financial information in GAAP and non-GAAP terms
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am pleased to report that our first quarter revenue of $78.1 million exceeded our guidance of $71 to $75 million. We are encouraged by the early signs of stability in the marketplace as we increased market share at current customers for existing designs and ramped our new design wins. Our better than expected revenue results were also driven by increasing demand in the China market for our products utilized in mobile phone handsets, LCD TVs and netbooks. Based on our current estimates, we believe this trend will continue into the second quarter coupled with further improvements in demand and order rates by our customers. As a result, our revenue projection for the second quarter of 2009 exceeds our fourth quarter 2008 revenue level, which is a further indication of an improving business environment.
In terms of gross profit, our margin for the quarter was 18.6 percent, which was slightly above the mid-point of our guidance range of 16 to 20 percent. Gross margin was affected by the low utilization of our manufacturing facilities caused by the global economic market conditions, a reduction in distributors’ inventory and our planned finished goods inventory reduction.
As I reported last quarter, we implemented a number of cost savings initiatives, which we completed during the first quarter. We also initiated a second round of layoffs of approximately 29 percent of the work force at FabTech. In total, we have reduced headcount by 348 people, or 11 percent, since the end of 2008, bringing our employee headcount to 2,719 people. We expect the full benefit of these actions to be realized in the second quarter, resulting in operating expenses within our expected range of $21 to $23 million, compared to our third quarter 2008 level of $28 million.
Also during the first quarter, in response to the decline in demand, we took immediate actions to reduce our authorizations on capital expenditures as well as inventory. Capital expenditures were reduced to $4.3 million in the first quarter, which was a significant reduction from the 2008 quarterly run rate of approximately $13 million. In the second quarter, we are experiencing a change in product mix towards more complex devices as a result of the ramp of our analog and Zetex products, which will require some additional investment to balance our manufacturing lines. Therefore, we expect our capital expenditures will be $6 to $7 million, which includes approximately $2 million that we expected to be in the first quarter but were able to delay until the second quarter as a result of our cautious stance on demand and our desire to conserve cash.
Also during the first quarter, we began efforts to significantly reduce inventory resulting in a $16 million decrease, or 16.4 percent, from the fourth quarter. Additionally, we took further steps to improve our balance sheet by repurchasing $9.6 million of our Convertible Senior Notes for $6.6 million in cash. As a result of these collective actions, we achieved positive cash flow from operations and positive free cash flow in the first quarter.
Looking at the second quarter of 2009, we expect our business will further benefit from increasing demand in China and the continued ramping of our new design wins. During the first quarter, we reduced our sales channel inventories, and in second quarter 2009 we expect distributors’ inventories will remain relatively flat despite the demand increases on a global basis. Carl will discuss our detailed guidance in a minute, but I would like to highlight that we expect to significantly improve our profitability due to higher revenue and better factory utilization and once again generate positive cash flow from operations in the second quarter. These continued accomplishments during this tough economic environment serve as a testament to the scalability of our business model and our ability to consistently execute in all types of business environments.
With that, I will turn the call over to Carl to discuss our first quarter financial results and second quarter guidance in more detail.
Carl Wertz, CFO
Thanks, Dr. Lu, and good morning everyone.

As Dr. Lu mentioned, Revenue was $78.1 million as compared to $87.1 million last quarter and $95.6 million reported in the first quarter of 2008. Quarterly revenue was affected by the continued deterioration of the global economic environment and the related overall decrease in demand. On a positive note, our results exceeded expectations due to stronger than anticipated demand in China as well as the ramping of new design wins.
Gross profit for the first quarter of 2009 was $14.5 million, or 18.6 percent of revenue, compared to $22.9 million, or 26.3 percent, in the fourth quarter of 2008. As Dr. Lu mentioned, gross margin was affected by the low utilization of our manufacturing facilities caused by the global economic market conditions, a reduction in distributors’ inventory and our finished goods inventory reduction.
We expect loading at our facilities will continue to improve in the second quarter and will be approximately 70 percent utilized in the second quarter.
Selling, General and Administrative expenses for the quarter were approximately $16.1 million, or 20.6 percent of revenue, which was comparable on an absolute dollar basis to the $15.9 million, or 18.3 percent of revenue, last quarter.
Research and Development investments in the first quarter were $5.3 million, or 6.8 percent of revenue, compared to $6.3 million, or 7.2 percent of revenue, in the fourth quarter as a result of our previously discussed cost reduction initiatives. We continue to invest in R&D at the similar level while remaining conscious of market conditions.
Total operating expenses amounted to $22.5 million, which is within our expected range as a result of our cost reduction efforts. Included in first-quarter operating expenses was approximately $700,000 of non-cash, FAS123R, stock option expense. We expect the second quarter expenses to be comparable to the first quarter reflecting the completion of our major cost saving programs.
Total other expense amounted to $2.2 million for the quarter. We had $2 million of interest and other income, primarily related to our portfolio of auction rate securities offset by interest expense of $2 million primarily related to our Convertible Senior Notes and our loan for the acquisition of Zetex.
During the first quarter of 2009, we also recorded a pre-tax, non-cash interest expense of approximately $2.2 million due to the adoption of APB 14-1, which requires us to change how we account for our Convertible Senior Notes. Effective January 1, 2009, APB 14-1 requires us to separately account for a liability and equity component, which reflects an estimated non-convertible borrowing rate of 8.5 percent. The new accounting rule also requires us to adjust prior periods back to the date of issuance of the Convertible Senior Notes, and so we recorded additional non-cash, pre-tax interest expense for 2006, 2007 and 2008 in the amounts of $1.7 million,

$10.0 million and $10.7 million, respectively. Also as we stated last quarter, we expect this additional pre-tax expense to amount to approximately $8 to 9 million for the full year of 2009.
Also included in the total $2.2 million other expense was a $1.5 million gain on the repurchase of $9.6 million face value of the Convertible Senior Notes, which was accounted for under APB 14-1 and offset by $1.5 million in foreign exchange losses related to forward currency contracts that were part of the Zetex acquisition. The gain on the repurchase of Notes would have been approximately $3 million under previous GAAP accounting.
Turning to income taxes, we recorded a net tax expense of approximately $400,000 for the quarter. Due to our decision to cancel our U.S. credit line to reduce costs, we repatriated $28.5 million of accumulated earnings from one of our Chinese subsidiaries. This dividend required us to record non-cash income tax expense. This tax expense more than offset the tax benefit from our loss in the quarter. Looking at calendar year 2009, we expect the effective tax rate to be approximately negative 10 percent, which means a tax expense on GAAP results.
Net loss on a GAAP basis was $10.8 million, or ($0.26) per share, which included pre-tax charges of $2.2 million of non-cash APB 14-1 interest expense related to the Convertible Senior Notes, $1.1 million of non-cash acquisition related intangible asset amortization costs, $720,000 of FAS 123R stock option expense as well as a $1.5 million gain related to the repurchase of Convertible Senior Notes.

GAAP net loss adjusted for the change in accounting principle effected by APB 14-1, which I discussed previously, was $9.5 million, or ($0.23) per share.
Cash flow from operations was $6.8 million for the first quarter with free cash flow of $2.5 million.
Turning to the balance sheet, at quarter-end, we had $93.2 million in cash, which was a decrease of approximately $10 million from the fourth quarter. Positive cash flow from operations was used to partially fund the $6.6 million in cash used to repurchase the Convertible Senior Notes, $4.3 million of capital expenditures, and $4m to pay down long-term debt and repay our U.S. credit line. Long-term investments were $320.6 million, which represented the fair market value of our auction rate securities and the put option as part of the UBS settlement. Our working capital at quarter-end was $200 million. Long-term debt, including the loan related to the Zetex acquisition and the Convertible Senior Notes, which are redeemable in October 2011, was approximately $366 million.
Now turning to Inventory, at the end of the first quarter, inventory was $82.8 million, which was a decrease of approximately $16 million, or 16.4 percent, from the fourth quarter as part of our successful efforts to reduce inventory.

Accounts receivable was $68.2 million, or 82 days in the first quarter.
Capital expenditures were $4.3 million for the quarter, which as Dr. Lu mentioned, was a significant reduction from our 2008 spending level and part of our efforts to better align our expenditures with market and capacity demand. For the second quarter, we decided to invest in new equipment to balance our manufacturing lines, due to a change in product mix towards more complex devices as a result of the ramp of our analog and Zetex products. We expect our capital expenditures in the second quarter 2009 will be $6 to $7 million, which includes approximately $2 million that we expected to be in the first quarter but were able to delay until the second quarter.
Depreciation and amortization expense for the first quarter was $11.4 million.
Turning to our Outlook...
Looking at the second quarter of 2009, as Dr. Lu stated, we expect our business to further benefit from increasing demand in China and the continued ramping of our new design wins. As such, we estimate that second quarter revenue will increase 14 to 22 percent sequentially. Additionally, with our cost reduction initiatives implemented and the loading at our manufacturing facilities improving, we expect second quarter gross margin to range between 20 to 24 percent. We also continue to focus on cash flow and expect to once again achieve positive cash flow from operations in the second quarter.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
As Dr. Lu and Carl mentioned, the first quarter began to show signs of improvement in the global environment with increases in demand and order rates each month throughout the quarter. Our business benefited from the stronger than expected demand in China for our products utilized in mobile phone handsets, LCD TVs and netbooks. Additionally, our continued focus on new product development and our high level of design win activities resulted in an increase in market share at current customers for existing designs and the further ramping of our new design wins. We also gained traction with the Zetex products as we continue to work with existing customers while also attracting new customers with our expanded product line. All targeted product conversions to Diodes internal factories were completed by the end of the first quarter with full manufacturing ramp expected in the latter part of the second quarter. Also during the quarter, we strengthened our inventory position in the sales channel by significantly reducing and repositioning inventory, and although we expect inventory to remain flat in the second quarter, we have positioned ourselves for future growth.
In terms of our segment breakout, computing represented 33 percent of revenue, consumer 26 percent, industrial 22 percent, communications 16 percent and automotive 3 percent.
In regards to geographic breakout, Asia represented 74 percent of total revenues. Revenue in Asia was down 9 percent from the fourth quarter, but better than originally expected. Demand rose sharply beginning in mid-February due to the China government stimulus for white goods and TVs, which followed large inventory reductions in the fourth quarter. First quarter demand was driven by panel and LCD TVs as well as China domestic mobile phones. Distributor point of purchase was down 21 percent due to uncertainty earlier in the quarter, but point of sales was down only 11 percent in comparison. Distributor inventory decreased 41 percent as we used this time period to balance and utilize channel inventory.
We expect second quarter growth in Asia to be driven by increases in panels, LCD TVs, netbooks, and mobile handsets.
In North America, sales represented 13 percent of total revenues. OEM sales were down 8.5 percent from the fourth quarter due to the decline in the overall economy specifically in industrial accounts as a result of the housing market, the decrease in set-top box due to lower demand, as well as a continued shift of manufacturing to Asia. POS sales were down 14 percent from fourth quarter with declines across a broad spectrum of customers and markets.
Distribution inventory continued to decline down 9 percent from the end of the fourth quarter, as distribution POP decreased by 20 percent sequentially. Diodes now has an improved inventory profile at all distributors based on cost and product mix due to a focused effort to clean up inventory throughout the first quarter.
Sales in Europe accounted for 13 percent of revenues in the first quarter. Total revenue increased slightly over a soft fourth quarter. Distributor sales were up 22 percent, while OEM sales were down 27 percent. Distributor POS was up 8 percent, and the channel’s inventory remained flat. Sales to direct, automotive and consumer customers remained relatively flat in the first quarter, whereas the business to the broad industrial customer base experienced a decrease of 36 percent after a relatively decent fourth quarter.
While we expect further stabilization or a slight recovery in the second quarter for our automotive and consumer accounts in Europe, the weakness in the industrial segment is likely to continue. The channel network, strongly exposed to the industrial market, is still experiencing a decrease in orders and has been reducing inventory in response to this trend.

Now turning to new products, new product revenue was 15.6 percent of sales during the quarter. This was a decrease from the 23.5 percent of sales last quarter, primarily due to customer order mix and the aging-out of older analog products.
During the first quarter, we released 49 new products, consisting of 3 analog, 4 hall devices and 42 discrete, which included 14 transistors, 17 MOSFETs, and 11 SBR® devices. Our continued focus on Bipolar transistors further broadened the range of devices introduced in the fourth quarter, which utilized the silicon technology of Zetex and the packaging expertise of Diodes and are aimed at winning market share from competitors. The 11 new SBR parts included high voltage devices targeted at netbook power adaptors. The 17 new MOSFETs were for consumer and battery management applications and the telecom market, which included 4 application specific combination products and 4 innovative H-bridge devices for DC fan motor control applications. Additionally, our new self—protected MOSFET, which we introduced to the market in December 2008, has secured 8 design wins in the 3 months since its release. Initially this product was aimed at the industrial and automotive markets, but is currently under evaluation in several more applications, which underscores the exceptional flexibility and broad appeal of this new technology.
Also during the quarter, we introduced two low-voltage Omnipolar Hall switches that substantially reduce power consumption in battery-powered,

hand-held devices. End-market uses include contact-less lid or display orientation and position detection tasks in notebooks, and mobile phones.
Additionally, we announced an active OR’ing controller chip, enabling shared power system designers to replace heat-dissipating blocking diodes with high efficiency MOSFETs. The chip ensures cool-running, low-maintenance and high-reliability operation in up-time critical telecom, server and mainframe applications.
Lastly, Diodes introduced a family of LED driver ICs capable of significantly reducing the number and size of external components required by driver circuits. The drivers are suitable for a broad range of high-brightness, general illumination applications, including signage, architectural, emergency lighting, and ensure uniform LED brightness as well as eliminate the need for ballast resistors. We have already secured several design wins for these products.
In terms of global design wins, despite the soft economy, in-process design activity remained high and design wins were strong in the quarter with wins at 114 accounts globally: 84 wins at 60 customers in Asia, 94 wins at 36 customers in North America and 38 wins at 18 accounts in Europe.
We continue to gain momentum with our USB power switch series in end-equipment such as notebooks, netbooks and set-top boxes with over 35 active projects. We also continued to gain traction with our Omnipolar Hall sensor with more than 30 active projects for mobile phones and notebooks. We also have 27 LED lighting projects and 30 MOSFET working projects.
In summary, I believe Diodes has taken decisive actions to appropriately respond to the current market conditions by aggressively reducing costs, inventory levels, debt and capital expenditures in order to maintain positive cash flow. We remain focused on ramping design wins, capitalizing on the product synergies of our Zetex acquisition and expanding our position with customers. As we have stated in the past, we are confident in our ability to emerge as a stronger Company with expanded growth opportunities as the economy improves, which is evident in the improvement in our first quarter revenue results and our second quarter expected results.
With that, we will open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, we may now disconnect.